                                                                   EXHIBIT 10.31





                                LICENSE AGREEMENT

                                     BETWEEN

                             UAB RESEARCH FOUNDATION

                                       AND

                          NOVIRIO PHARMACEUTICALS, LTD.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


LICENSE AGREEMENT............................................................1

INTRODUCTION.................................................................1

ARTICLE 1.  Definitions......................................................1

      1.1   "Affiliate"......................................................1
      1.2   "Confidential Information".......................................1
      1.3   "Effective Date".................................................2
      1.4   "First Commercial Sale"..........................................2
      1.5   "IND"............................................................2
      1.6   "Intellectual Property Rights"...................................2
      1.7   "Licensed Product"...............................................2
      1.8   "NDA"............................................................2
      1.9   "Net Sales"......................................................2
      1.10  "Party"..........................................................3
      1.11  "Patent Rights"..................................................3
      1.12  "Sublicensee"....................................................3
      1.13  "Sublicense Payments"............................................3
      1.14  "Sublicence Royalties"...........................................4
      1.15  "Valid Claim"....................................................4

ARTICLE 2.  License Grant....................................................4

      2.1   License Grant from UABRF.........................................4
      2.2   Sublicense Rights................................................4
      2.3   Diligence........................................................5

ARTICLE 3.  Payment Obligations..............................................5

      3.1   License Fee......................................................5
      3.2   Reimbursement of Patent Expenses.................................5
      3.3   Milestone Payment................................................5
      3.4   Royalties........................................................5
      3.5   Payment Currency.................................................7
      3.6   Records; Audit...................................................8

ARTICLE 4.  Intellectual Property Rights.....................................8

      4.1   Prosecution and Maintenance of Patent Rights.....................8
      4.2   Infringement of Licensed Technology..............................8
      4.3   Use of Name in Suit..............................................9
      4.4   Detect and Report Infringements..................................9

ARTICLE 5.  Representations and Warranties...................................9

      5.1   Representations and Warranties of UABRF..........................9
      5.2   Representations and Warrants of Novirio.........................10


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
                                TABLE OF CONTENTS

                                   (continued)

                                                                           Page
                                                                           ----

      5.3   Disclaimer......................................................10

ARTICLE 6.  Confidential Information........................................10

      6.1   Treatment of Confidential Information...........................10
      6.2   Release from Restrictions.......................................11

ARTICLE 7.  Term and Termination............................................11

      7.1   Term............................................................11
      7.2   Termination for Breach..........................................11
      7.3   Consequences of Termination for Breach..........................11
      7.4   Survival of Obligations.........................................12

ARTICLE 8.  Miscellaneous...................................................12

      8.1   Governing Law...................................................12
      8.2   Patent Marking..................................................12
      8.3   Export Laws.....................................................12
      8.4   Dispute Resolution..............................................12
      8.5   Waiver..........................................................13
      8.6   Notices.........................................................13
      8.7   No Agency.......................................................13
      8.8   Entire Agreement................................................14
      8.9   Headings........................................................14
      8.10  Severability....................................................14
      8.11  Assignment......................................................14
      8.12  Successors and Assigns..........................................14
      8.13  Counterparts....................................................14
      8.14  Force Majeure...................................................14
      8.15  Place of Execution..............................................14

EXHIBIT A...................................................................19

                                LICENSE AGREEMENT

      This AGREEMENT is made by and between Novirio Pharmaceuticals Ltd., a corporation organized under the laws of the Cayman Islands ("Novirio"), and the UAB Research Foundation, a 501(c) not-for-profit charitable foundation, organized in the State of Alabama and having its principal place of business at 701 South 20th Street, Suite 1120-G, Birmingham, Alabama, 35242, U.S.A. ("UABRF").

                                  INTRODUCTION

      1. UABRF, Emory University ("Emory") and Centre National De la Recherche Scientifique ("CNRS") are the co-owners of certain intellectual property rights, including (a) pending U.S. patent application serial no. 08/612,965, filed March 11, 1996 relating to nucleosides with anti-viral and anti-hepatitis B activity;
(b) pending U.S. patent application serial no. 08/485,716, filed June 7,1995; and (c) pending U.S. patent application serial no. 08/829,748, a CIP application of serial no. 08/485,716.

      2. Pursuant to an Agreement for Commercialization of Anti-Viral Compounds dated June 3, 1994 among UABRF, Emory and CNRS (the "1994 Agreement"), UABRF has been appointed the sole and exclusive agent for the licensing of the intellectual property rights described in paragraph 1 above.

      3. Novirio is a dedicated to the development and production of anti-viral compounds and desires to obtain a license to the patent applications referenced above, and all U.S. and corresponding foreign patents issuing therefrom.

      In consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Novirio and UABRF agree as follows:

                             ARTICLE 1. Definitions

      As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

      1.1 "Affiliate" means any corporation, company, partnership, joint venture, firm and/or entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, "control" shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

      1.2 "Confidential Information" means all materials, trade secrets or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets or other information and referencing the place and date of such oral, electronic, visual or written disclosure and the names of the persons to whom such disclosure was made.

      1.3 "Effective Date" means the later of (i) the date on which Novirio executes this Agreement, or (ii) the date on which UABRF executes this Agreement.

      1.4 "First Commercial Sale" means, with respect to each Licensed Product, the first commercial sale by Novirio, its Affiliates, sublicensees and/or distributors of such Licensed Product, other than for clinical trial purposes or compassionate use.

      1.5 "IND" means an Investigational New Drug Application filed with the United States Food and Drug Administration ("FDA").

      1.6 "Intellectual Property Rights" means (i) the Patent Rights and (ii) any other intellectual property rights relating to the technology disclosed in or developed from the Patent Rights that UABRF owns or otherwise has the right to grant licenses under, including, but not limited to, Intellectual Property Rights of Emory and CNRS that are subject to the 1994 Agreement.

      1.7 "Licensed Product" means a product which, or the manufacture, use or sale of which, is covered by a Valid Claim of any of the Patent Rights in the country where the product is manufactured, used or sold.

      1.8 "NDA" means a New Drug Application filed with the FDA.

      1.9 "Net Sales" means the gross amount received by Novirio and/or its Affiliates, as applicable, from sales or other dispositions of a Licensed Product to independent third parties, less the following items provided that such items are included in the amount invoiced and do not exceed reasonable and customary amounts in the country in which such sale or other disposition occurred: (i) trade, cash and quantity discounts actually allowed and taken;
(ii) excises, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income); (iii) freight, insurance and other transportation charges incurred in shipping a Licensed Product to third parties; (iv) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions; and (v) rebates paid pursuant to government regulations. Such amounts shall be determined from the books and records of Novirio and/or its Affiliates, maintained in accordance with generally accepted accounting principles, consistently applied.

      If a Licensed Product is sold, leased, used or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services) in a transaction that is not an outright arm's length sale to an independent third party, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that


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would have been paid had there been such a sale at the average sale price of such Licensed Product during the applicable royalty reporting period. Net Sales shall not include any consideration received by Novirio and/or its Affiliates in respect of the sale, use or other disposition of a Licensed Product in a country prior to the receipt of all regulatory approvals required to commence full commercial sales of such Licensed Product in such country (e.g., sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents).

      In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Licensed Product and other active compounds and/or ingredients.

      1.10 "Party" means Novirio or UABRF; "Parties" means Novirio and UABRF.

      1.11 "Patent Rights" means all patents and patent applications listed in attached Exhibit A (which shall be updated as additional patents or patent applications are added to this Agreement by mutual agreement of the Parties) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which UABRF owns, or otherwise has the right to grant licenses under, including, but not limited to, Patent Rights of Emory and CNRS that are subject to the 1994 Agreement.

      1.12 "Sublicensee" means any third party other than an Affiliate granted the right, subject to the terms and conditions of Article 2, to make, use and sell a Licensed Product, but not including a third party that is not granted the right to make such Product but merely purchases such Product in finished form for resale.

      1.13 "Sublicense Payments" means sublicense fees, milestone payments and other cash consideration (excluding royalties) received by Novirio from a Sublicensee, provided that in no event shall Sublicense Payments include any funds provided by a Sublicensee to fund research and development, to reimburse Novirio for research and development expenses or to purchase equity securities of Novirio.



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
      1.14 "Sublicence Royalties" means royalties on sales of Licensed Product received by Novirio from a Sublicensee.

      1.15 "Valid Claim" means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years.

                            ARTICLE 2. License Grant

      2.1 License Grant from UABRF. Subject to the payment of the license fee and royalties provided in Article 3 and the fulfillment of the other terms and conditions of this Agreement, UABRF hereby grants to Novirio, and Novirio hereby accepts, an exclusive license, including the right to grant sublicenses pursuant to Section 2.2, under the Intellectual Property Rights for the sole and exclusive purpose of making, having made, importing, using, having used, offering to sell, selling and having sold products and services for all human or animal medical purposes.

      2.2 Retained License. UABRF (and all entities within the UAB Medical Center, which are under the control of the Board of Trustees of the University of Alabama and any other nonprofit entity under the control of the Board of Trustees of the University of Alabama System), Emory, and CNRS shall retain on behalf of themselves and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

      2.3 Sublicense Rights. Novirio shall have the right to grant sublicenses under the license granted pursuant to Section 2.1 above to parties with whom Novirio has agreed to jointly develop and/or commercialize Licensed Products; provided that any sublicense granted by Novirio under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such Sublicensee shall not further sublicense except on terms consistent with this Section 2.3. Novirio shall provide UABRF with a copy of any sublicense granted pursuant to this Section 2.3 within one (1) month after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a Sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained therein. In the event of a material default by any Sublicensee under a sublicense agreement, Novirio will inform UABRF and take such action, after consultation with UABRF, which in Novirio's reasonable business judgment will address such default.

      2.4 Sublicensee Rights Upon Termination. In the event of a termination hereof under Section 7.2, all payments then or thereafter due to Novirio from each of its sublicensees shall, upon notice from UAW to any such sublicensee, become owed directly to UABRF for the account of Novirio; provided that UABRF shall remit to Novirio the amount by which such payments in the aggregate exceed the total amount owed by Novirio to UABRF. Notwithstanding the foregoing, UABRF agrees that, if this License Agreement terminates pursuant to Section 7.2 any sublicensee of Novirio shall, with respect to the Licensed Patents and


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
Licensed Technology, automatically become a direct license with UABRF on the terms stated therein, subject to the rights of other sublicenses granted by Novirio.

      2.5 Continued Duties of Novirio. Even if Novirio enters into sublicenses, Novirio remains primarily liable to UABRF for all of Novirio's duties and obligations contained in this Agreement, and in the event of any act or omission of a sublicensee that would be a breach of its sublicense, Novirio shall be liable for the performance of its duties and obligations under this Agreement in respect of those matters as to which such breach by sublicense has occurred.

      2.6 Consideration for Sublicense. Except as provided for in Section 2.7, Novirio shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the prior written permission of UABRF.

      2.7 U.S. Manufacture. LICENSEE, either directly or through Affiliates or sublicensees, agrees to use its best efforts to substantially manufacture Licensed Products for United States Sales in the United States.

      2.8 Diligence. Novirio shall use reasonable commercial efforts to identify and develop Licensed Products and to commercialize Licensed Products through a thorough, vigorous and diligent research and development program. Without limiting the generality of the foregoing, Novirio shall use reasonable commercial efforts to commence clinical trials of a Licensed Product prior to the fourth anniversary of the Effective Date.

      2.9 Lack of Diligence. If UABRF concludes that Novirio is not diligent in development or Sales of Licensed Products pursuant to Section 2.7 for any reason other than a) the withholding by a regulatory agency of marketing approval despite Novirio's diligent effort to obtain such approval; or b) unanticipated technical or scientific problems which have been promptly reported to UABRF in writing; or c) other causes beyond the reasonable control of Novirio which have been promptly reported to UABRF in writing; then UABRF may give notice to Novirio stating the basis for their conclusion and, upon the request of UABRF, Novirio shall show cause why the license granted hereunder should not be terminated. If within ninety (90) days after Novirio's receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the dispute to arbitration under the provisions of Section 8.4 of this Agreement.

                         ARTICLE 3. Payment Obligations

      3.1 License Fee. In consideration of the rights granted to Novirio under this Agreement, Novirio shall pay to UABRF a $100,000 non-refundable, non creditable license fee, payable within ninety (90) days after the Effective Date.

      3.2 Reimbursement of Patent Expenses. Within thirty (30) days after the end of each calendar quarter, UABRF shall provide Novirio with an accounting of all patent related expenses incurred by UABRF, as described in Section 4.1, below, during such calendar quarter. Novirio shall reimburse UABRF for all such patent related expenses within thirty (30) days after receipt of such accounting.



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      3.3 Milestone Payment.

            (a) Within thirty (30) days after the occurrence of the milestones specified below, Novirio shall make the following non refundable, non-creditable payments:

                  Milestone                               Payment
                  ---------                               -------
                  Submission of IND                     $  300,000
                  Approval of NDA                       $1,000,000

            (b) The foregoing milestone payments shall be payable with respect to each significant disease indication for which the milestones are applicable.

            (c) Milestone payments shall be paid directly to UABRF, Emory and CNRS in equal amounts (i.e., the $300,000 milestone payable upon submission of an IND shall be paid $100,000 to UABRF, $100,000 to Emory and $100,000 to CNRS) as follows: (i) all payments to CNRS shall be in cash; (ii) payments to UABRF shall be two-thirds (2/3) in cash and one-third (1/3) in Novirio Equity (as defined below); and (iii) payments to Emory shall be one-third (1/3) in cash and two-thirds (2/3) in Novirio Equity. As used above, "Novirio Equity" means (a) until such time as the Common Stock of Novirio is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), a series of Preferred Stock of Novirio with terms substantially similar to the terms of the most recently issued series of Preferred Stock (or comparable securities), valued at the fair market value as of the occurrence of the applicable milestone established in good faith by the Board of Directors of Novirio, and (b) after such time as the Common Stock is so registered, Common Stock of Novirio valued at the closing price of the Common Stock on the exchange or market on which the Common Stock is principally traded, averaged over the twenty (20) trading days ending on the day before the occurrence of the applicable milestone. For example, if (i) an IND is submitted on November 1, (ii) the Common Stock is registered under the 1934 Act, and (iii) the 20-day average price ending on October 31 is $30, then Novirio shall pay (A) $100,000 in cash to CNRS, (B) $66,667 in cash and 1,111 shares of Common Stock to UABRF, and (C) $33,333 in cash and 2,222 shares of Common Stock to Emory.

      3.4 Royalties.

            (a) Novirio shall pay to UABRF, during the applicable term described in subsection (b), earned royalties at the rate of (i) six percent (6 %) of Net Sales of Licensed Products for all Net Sales in a calendar year up to $50,000,000 of Net Sales of all Licensed Products (prorated for any partial calendar year), and (ii) three percent (3%) of Net Sales of Licensed Products for all Net Sales in a calendar year in excess of $50,000,000 of Net Sales of all Licensed Products (prorated for any partial calendar year).

            (b) Novirio shall be obligated to pay royalties at the rate set forth in subsection (a), on a country by country basis, so long as there continues to be a Valid Claim included in the Patent Rights that covers the applicable Licensed Product in such country or until the tenth anniversary of the First Commercial Sale of such Licensed Product in such country, whichever is longer.



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            (c) Novirio shall pay to UABRF (i) twenty percent (20%) of
Sublicense Payments.

            (d) Novirio shall pay to UABRF (i) thirty percent (30%) of Sublicense Royalties.

            (e) Notwithstanding the foregoing, Novirio may deduct from royalties otherwise owed under subsections (a) and (d) fifty percent (50%) of any royalties or other payments required to be paid for licenses under intellectual property rights of third parties.

            (f) The royalties payable pursuant to subsection (a) and (d) shall be subject to the following minimum requirements: (i) in the first full calendar year following receipt of NDA approval in the United States (the "NDA Approval"), $100,000; (ii) in the second full calendar year following NDA Approval, $250,000; (iii) in the third full calendar year following NDA Approval, $500,000; (iv) in the fourth full calendar year following NDA Approval, $750,000; (v) in the fifth full calendar year following NDA Approval, $1,000,000; and (vi) during each full calendar year thereafter, the minimum requirement will decrease by $100,000, provided that the minimum requirement shall in no case be reduced to less than $250,000. If the sum of the royalties payable in any calendar quarter under subsections (a) and (d) are less than twenty-five percent (25%) of the applicable annual minimum level, Novirio shall, at the time of making the payment for such calendar quarter under subsection
(g), also pay to UABRF the difference between twenty-five percent (25%) of the applicable annual minimum level and the actual earned royalties for such calendar quarter. If the sum of the royalties paid in any calendar quarter under subsections (a) and (d) are greater than twenty-five percent (25%) of the applicable annual minimum level, the amount over such minimum level shall constitute a "Credit Pool", which shall be credited against future minimum payments under this subsection (f).

            (g) During the term of this Agreement and for so long thereafter as Novirio is required to report royalties payable under this Section 3.4, Novirio shall deliver to UABRF within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year a report indicating (i) Net Sales for each Licensed Product, on a country by country basis, including an accounting of the deductions from Net Sales permitted by the definition thereof; (ii) total royalties owed under subsection (a); (iii) minimum royalties owed, if applicable, under subsection (f); (iv) Sublicense Payments received by Novirio;
(v) Sublicense Royalties received by Novirio; and (vi) deductions from royalty payments under subsection (e). Simultaneously with the delivery of each such report, Novirio shall pay to UABRF the payments due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported. In the event that any royalty, milestone, or other payment due under this Agreement is overdue beyond thirty (30) days of the due date, interest shall accrue on said overdue payment at a rate equal to two (2) percent above the prime rate set forth in the Wall Street Journal on the first business day after the due date.

      3.5 Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States currency by wire transfer to an account in a United States bank specified by such Party or in such other form and/or manner as such Party may reasonably request. The payments due on sales in currencies other than United States dollars shall be calculated using the appropriate exchange rate of such currency quoted in the Wall Street Journal


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on the close of business on the last business day of the calendar quarter for which such payment is made.

      3.6 Records; Audit. For a period rot less than five (5) years after the relevant period, each Party shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to this Article 3. Each Party shall have the right, not more than once during any calendar year, to have the books and records of the other Party audited by a qualified independent accounting firm of its choosing, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments hereunder and compliance by the other Party and its Affiliates and sublicensees with their obligations under this Agreement. Such audit shall be conducted upon at least ten (10) days' advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. If the audited Party has underpaid or overbilled an amount due under this Agreement by more than five percent (5%), the audited Party shall promptly pay or refund the appropriate amount to the other Party and shall also reimburse the other Party for the cost of such audit.

                     ARTICLE 4. Intellectual Property Rights

      4.1 Prosecution and Maintenance of Patent Rights. UABRF shall be responsible for prosecution and maintenance of patent applications and patents covering Patent Rights, subject to ongoing consultation with Novirio. UABRF shall provide Novirio with copies of all correspondence from patent offices, and shall provide Novirio with copies of all proposed communications with patent offices in sufficient time to allow Novirio to comment thereon. In the event that UABRF decides not to file, prosecute or maintain a patent or patent application included in the Patent Rights in any country, it shall first notify Novirio of such decision, and Novirio shall have the right to file, prosecute and maintain such patent or patent application in such country. Novirio shall
(a) reimburse UABRF for accrued patent expenses to date relating to the Patent Rights (approximately [$98,000]) within ninety (90) days after the Effective Date, and (b) reimburse UABRF for patent expenses relating to the Patent Rights incurred after the Effective Date within thirty (30) days after receipt of invoices with reasonable supporting documentation.

      4.2 Infringement of Licensed Technology.

            (a) Novirio may take any and all actions, legal or otherwise, which are necessary to terminate infringements of any part of the Intellectual Property Rights, including without limitation obtaining damages, injunction and all other appropriate relief. UABRF shall have the right to be kept informed of the status and progress of all actions instituted by Novirio pursuant to this
Section 4.2(a). Novirio shall bear all the expenses of all actions which it initiates pursuant to this Section 4.2(a) (including without limitation attorneys' fees).

            (b) If Novirio does not institute an action within one hundred twenty (120) days after receiving notice from UABRF of an infringement of any part of the Intellectual Property Rights, then UABRF may institute an action with respect thereto. Novirio shall have the right to be kept informed of the status and progress of all such actions instituted by Novirio pursuant to this
Section 4.2(b). UABRF shall bear all the expenses of all actions which it initiates pursuant to this Section 4.2(b) (including without limitation attorneys' fees).

            (c) Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to Sections 4.2(a) or (b) above shall be paid: (i) first, to the Party who initiates the suit as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; and (ii) the balance (if any) to the Party which initiated such action in accordance with Sections 4.2(a) or (b) hereof, for such Party's own use and benefit.

            (d) Notwithstanding Sections 4.2(a), (b) or (c) above, Novirio and UABRF may agree to jointly institute an action in order to terminate infringements of any part of Intellectual Property Rights. Novirio shall bear all the expenses of all actions which they initiate pursuant to this Section 4.2(d) (including without limitation attorneys' fees). Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to this Section 4.2(d) shall be paid: (i) to Novirio as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; and (iii) the balance shall be divided between the Parties, with Novirio receiving 75% of the balance and UABRF receiving 25% of the balance.

      4.3 Use of Name in Suit. Where, in the judgment of the Party initiating an action under Section 4.2 above, it is necessary to use the other Party's name to prosecute such action, or in the event the other Party is a legally indispensable party to such action, such other Party agrees to allow the initiating Party to so use the name of such other Party; provided, however, that the initiating Party agrees to hold such other Party harmless against the award of court costs or damages resulting solely from the use of such other Party's name by the initiating Party in such action.

      4.4 Detect and Report Infringements. Novirio agrees to keep watch to detect any actual or suspected unauthorized use of any part of the Intellectual Property Rights, and shall notify UABRF of any such actual or suspected unauthorized use within thirty (30) days after receiving knowledge of the actual or suspected unauthorized use.

                    ARTICLE 5. Representations and Warranties

      5.1 Representations and Warranties of UABRF. UABRF represents and warrants to Novirio as follows:

            (a) All corporate action on the part of UABRF, its officers and directors necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of UABRF hereunder has been taken and this Agreement constitutes the legal and binding obligation of UABRF, enforceable against UABRF in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by UABRF will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent under its Certificate of Incorporation or Bylaws] (as amended or restated to date) or any agreement or other instrument to which UABRF is a party or by which it or any of its property is bound;

            (b) UABRF owns or is licensed to use the UABRF Intellectual Property Rights and Patent Rights and has the right to grant the rights granted to Novirio and its Affiliates herein. As of the date hereof, UABRF is not aware of any claims, threatened or pending, or any grounds for the assertion of any claim, that (i) the development of the Licensed Products as contemplated in this Agreement would infringe the proprietary rights of any third party, or (ii) UABRF does not have the right to use, license or sublicense the Intellectual Property Rights and Patent Rights for the development of Licensed Products as contemplated in this Agreement.

            (c) UABRF has obtained all consents and approvals required under the 1994 Agreement and, by executing this Agreement, is granting to Novirio a license, under the terms set forth in Section 2.1, to all rights relating to the Intellectual Property Rights and Patent Rights, including all rights owned or held by CNRS and Emory.

      5.2 Representations and Warrants of Novirio. Novirio represents and warrants to UABRF that all corporate action on the part of Novirio, its officers, directors aid stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Novirio hereunder has been taken and this Agreement constitutes the legal and binding obligation of Novirio, enforceable against Novirio in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by thus Agreement by Novirio will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent under its [Certificate of Incorporation or Bylaws] (as amended or restated to date) or any agreement or other instrument to which Novirio is a Party or by which it or any of its property is bound.

      5.3 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. UABRF AND NOVIRIO DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE LICENSED PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE LICENSED PRODUCTS. IN NO EVENT SHALL EITHER UABRF OR NOVIRIO BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

                       ARTICLE 6. Confidential Information

      6.1 Treatment of Confidential Information. Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent incident to the development, manufacture, use or sale of Licensed

Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, licensees or agents.

      6.2 Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

            (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

            (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

            (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Products in the ordinary course, through no fault or omission on the part of the receiving Party, its Affiliates or sublicensees; or

            (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

            (e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

In any event, both Parties shall be released from any confidential obligations under Section 6.1 after a period of five (5) years from the date of receipt of the said Confidential Information.

                         ARTICLE 7. Term and Termination

      7.1 Term. This Agreement shall be effective as of the Effective Date. Unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 7, this Agreement shall continue in force until the expiration of all royalty and other payment obligations under
Article 3 hereof.

      7.2 Termination for Breach. UABRF shall be entitled to terminate this Agreement by written notice to Novirio in the event that Novirio is in default of any of its material obligations hereunder and fails to remedy such default within sixty (60) days after written notice thereof by UABRF. Any such notice shall specifically state that UABRF intends to terminate this Agreement in the event that Novirio shall fail to remedy the default.

      7.3 Consequences of Termination for Breach. If this Agreement terminates pursuant to Section 7.2 following an unremedied breach the exclusive license granted to Novirio under this Agreement may shall terminate or be rendered nonexclusive at the sole option of UABRF. In the event of termination, Novirio shall transfer and assign to UABRF all clinical and other data in Novirio's possession that relate to the performance of the Licensed Products, and all regulatory filings relating thereto.

      7.4 Survival of Obligations. Notwithstanding any termination of this Agreement, (a) neither Party shall be relieved of any obligations incurred prior to such termination, and (b) the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article 6) as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement pursuant to Section 7.1 or 7.2, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of such other Party, provided, however, that UABRF need not return any Confidential information provided to it pursuant to Section 7.3.

                            ARTICLE 8. Miscellaneous

      8.1 Governing, Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama.

      8.2 Patent Marking. Novirio agrees to use reasonable efforts to mark and have its Affiliates and Sublicensees mark all patented licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

      8.3 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Novirio are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. UABRF and Novirio shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

      8.4 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, the Parties shall try to settle such conflicts amicably between themselves. In the event that the conflict is not resolved within sixty (60) days after one Party so notifies the other Party in writing concerning a dispute or conflict, then the dispute or conflict shall be referred to executive officers of both Parties for resolving by negotiation in good faith as soon as practicable but no later than sixty (60) days after its referral. In the event that the parties are still unable to resolve the dispute or conflict by negotiation, the dispute or conflict may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute. If the dispute is not resolved within sixty (60) days of its submission to the mediator, either Party may submit the dispute for binding arbitration. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by UABRF, one to be appointed by Novirio, and the third to be appointed by the other two arbitrators. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in Birmingham, Alabama, and shall be the exclusive forum for resolving such dispute. The decision of the arbitrators shall be executory, final and binding upon the Parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing Party) shall be paid as the arbitrators determine.

      8.5 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission, on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

      8.6 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, or (d) sent by facsimile transmission, in each case to an address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

            Notices to Novirio shall be      Novirio Pharmaceuticals Ltd.
            addressed to                     c/o MPM Asset Management LLC
                                             One Cambridge Center, 7th Floor
                                             Cambridge, MA 02142
                                             Telephone: 617-225-2360
                                             Fax: 617-225-0036

            with a copy to:                  Hale and Dorr LLP
                                             60 State Street
                                             Boston, MA 02109
                                             Attn: Steven D. Singer, Esq.
                                             Telephone. 617-526-6000
                                             Fax: 617-526-5000

            Notices to UABRF shall be        UAB Research Foundation
            addressed to:                    701 South 20th Street
                                             Suite 1160-G
                                             Birmingham, AL 35242
                                             Telephone: 205-934-9911
                                             Fax: 205-975-5560

A Party may change its address by giving notice to the other Parties in the manner herein provided.

      8.7 No Agency. Nothing herein shall be deemed to constitute UABRF or Novirio as the agent or representative of the other, or as joint venturers or partners for any purpose.

      8.8 Entire Agreement. This Agreement and Exhibit A attached hereto (which Exhibit A is deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

      8.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

      8.10 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provision shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

      8.11 Assignment. Novirio may not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of UABRF, except to an Affiliate of Novirio or to any other party who acquires all or substantially all of the business of Novirio, or all of the business relating to the Licensed Product by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement.

      8.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

      8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

      8.14 Force Majeure. A Party to this Agreement shall not be responsible to the other Parties for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

      8.15 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in Jersey, Channel Islands.

      8.16 Use of Names. Novirio shall obtain the prior written approval of UABRF prior to the use of UABRF, Emory, or CNRS names or any adaption thereof, prior to making use of the name for any commercial purpose, except as required by law. As an exception to the foregoing, both UABRF and Novirio have the right to publicize the existence of this Agreement; however, neither UABRF nor Novirio shall disclose the terms and conditions of this Agreement without the other Party's consent, except as required by law.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

NOVIRIO PHARMACEUTICALS LTD.             UAB RESEARCH FOUNDATION


/s/ Bruno Lucidi

By:    Bruno Lucidi                      By:    /s/ illegible
       -------------------------------          -------------------------------

Title: President and CEO                 Title: Vice President
       -------------------------------          -------------------------------

Date:  June 20, 1998                     Date: June 20, 1998
       -------------------------------          -------------------------------

                                    EXHIBIT A

                                  Patent Rights

     Serial No.           Inventors            Patent Title         Date Filed
     ----------           ---------            ------------         ----------
1. 08/612,965
2. 08/829,748
3. 05/485,716

                                   Notary Page

S.A. PEARMAIN            TO ALL to whom these presents shall come I SUSAN ANN PEARMAIN
Notary Public,           (nee Eastick) Notary Public by Royal Authority duly admitted and
P.O. Box 75,             sworn, dwelling and practicing in the Island of Jersey, DO
One The Forum,           HEREBY CERTIFY AND ATTEST unto all who it may concern
Grenville Street,
St. Helier,              THAT I was present on this day and saw Dr. Bruno Lucidi sign the
Jersey,                  document overleaf at St. Peter in the Island of Jersey and that
JE4 8PP.                 the name "B. Lucidi" subscribed thereto is in the true and genuine handwriting of the said person who has identified
Tel: 814814              himself to me by producing to me his passport, namely, a French
Fax: 814815              passport number 7801947290
UK Code: 01534
International: 44 1534   IN FAITH AND TESTIMONY WHEREOF I have hereunto set my hand and affixed my Seal of Office at Saint Peter, in the Island of
                         Jersey aforesaid (where stamps are not used), this 20th day of June one thousand nine hundred ninety-eight.

                                                     /s/ SA Pearmain
                                                     -------------------------
                                                     Notary Public
                                                     Jersey Channel Islands

                            FIRST AMENDMENT AGREEMENT

      THIS FIRST AMENDMENT AGREEMENT is made and entered into as of the 20th day of June 1998, by and between by and between Novirio Pharmaceuticals Ltd., a corporation organized under the laws of the Cayman Islands ("Novirio"), and the UAB Research Foundation, a 501(c) not-for-profit charitable foundation, organized in the State of Alabama and having its principal place of business at 701 South 20th Street, Suite 1120-G, Birmingham, Alabama, 35242, U.S.A. ("UABRF").

                                  INTRODUCTION

      WHEREAS, the Parties have entered into that certain License Agreement of even date herewith pursuant to which, inter alia, UABRF has licensed certain rights to Novirio ("the License Agreement"); and

      WHEREAS, the Parties hereto deem it advisable to effect certain modifications to the License Agreement as provided for herein;

      NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. THE INTRODUCTION IS AMENDED AS FOLLOWS:

      1. UABRF, Emory University ("Emory") and Centre National de la Recherche Scientifique ("CNRS") are the co-owners of certain intellectual property rights, including (a) pending U.S. patent application serial no. 08/612,965, filed March 11, 1996 relating to nucleosides with anti-viral and anti-hepatitis B activity;
(b) pending U.S. patent application serial no. 08/485,716, filed June 7, 1995; and (c) pending U.S. patent application serial no. 08/829,748, a CIP application of serial no. 08/485,716.

      2. Pursuant to an Agreement for Commercialization of Anti-Viral Compounds dated June 3, 1994 among UABRF, Emory and CNRS (the "1994 Agreement"), UABRF has been appointed the sole and exclusive agent for the licensing of the intellectual property rights described in paragraph 1 above. References in the Agreement made herein to UABRF shall include Emory and CNRS; notices to UABRF or actions that can be taken by UABRF is also meant to include notices to Emory and CNRS and actions that can be taken by Emory and CNRS.

2. ARTICLE 1, DEFINITIONS, IS AMENDED AS FOLLOWS:

      1.7. "Licensed Product" means a product which, or the manufacture, use or sale of which, is covered by Licensed Technology or by a Valid Claim of any of the Patent Rights in the country where the product is manufactured, used or sold.

      1.9. "Net Sales" second and third paragraphs, are amended to read:

      If a Licensed Product is sold, leased, used or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services) in a transaction that is not an outright arm's length sale to an independent third party, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price of such Licensed Product during the applicable royalty reporting period. Net Sales shall not include any consideration received by Novirio and/or its Affiliates in respect of the sale, use or other disposition of a Licensed Product in a country prior to the receipt of all regulatory approvals required to commence full commercial sales of such Licensed Product in such country (e.g., sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents). In the event that there is not a sale of a Licensed Product during the applicable royalty period, then Novirio shall use the sale price of a comparable product to determine the price to be used for Net Sales under this provision.

      "In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other FDA registered or approved anti-viral pharmaceutical product(s) included in the Combination Product. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Licensed Product and other active compounds and/or ingredients.

      1.13. "Sublicense Payments" means sublicense fees, milestone payments and other cash consideration (excluding royalties) received by Novirio from a Sublicensee, provided that, in no event shall Sublicense Payments include any funds provided by a Sublicensee solely to fund research and development of Licensed Products, to reimburse Novirio for research and development expenses used solely for Licensed Products or solely to purchase equity securities of Novirio.

      Add a new paragraph 1.16:

      1.16 "Licensed Technology" means all designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented, which is known to UABRF on the date of this Agreement and is useful of the manufacture, use, or sale of any Licensed Product.

3. ARTICLE 2, LICENSE GRANT, IS AMENDED AS FOLLOWS:

      2.7. Government Rights and U.S. Manufacture. The Licensed Patents, Licensed Technology, or portions thereof were developed with financial or other assistance through grants or contracts funded by the United States government. Novirio acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in the Licensed Patents and Licensed Technology. Novirio shall take all action necessary to enable UABRF to satisfy its obligations under any federal law relating to the Licensed Patents or Licensed Technology. If the United States government should take action which renders it impossible or impractical for UABRF to grant the rights and license granted herein to Novirio under this Agreement or otherwise perform UABRF's obligations under this Agreement, UABRF or Novirio may terminate this Agreement immediately by notice to the other party. Novirio shall not have any right to the return of any payments of any kind made by it to UABRF prior to the date of termination. Novirio, either directly or through Affiliates or Sublicensees, agrees to use its best efforts to substantially manufacture Licensed Products for United States sales in the United States.

      2.9. Lack of Diligence. In line 2, change Section 2.7 to Section 2.8.

4. ARTICLE 3, PAYMENT OBLIGATIONS, IS AMENDED AS FOLLOWS:

      3.3. Milestone Payments, is amended in subparagraphs (c) and (d) as follows:

      (c) For HBV disease indications, milestone payments shall be paid directly to UABRF, Emory and CNRS in equal amounts (i.e., the $300,000 milestone payable upon submission of an IND shall be paid $100,000 to UABRF, $100,000 to Emory and $100,000 to CNRS) as follows: (i) all payments to CNRS shall be in cash; (ii) payments to UABRF shall be two-thirds (2/3) in cash and one-third (1/3) in Novirio Equity (as defined below); and (iii) payments to Emory shall be one-third (1/3) in cash and two-thirds (2/3) in Novirio Equity. As used above, "Novirio Equity" means (a) until such time as the Common Stock of Novirio is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), a series of Preferred Stock of Novirio with terms substantially similar to the terms of the most recently issued series of Preferred Stock (or comparable securities), valued at the fair market value as of the occurrence of the applicable milestone established in good faith by the Board of Directors of Novirio, and (b) after such time as the Common Stock is so registered, Common Stock of Novirio valued at the closing price of the Common Stock on the exchange or market on which the Common Stock is principally traded, averaged over the twenty (20) trading days ending on the day before the occurrence of the applicable milestone. For example, if (i) an IND is submitted on November 1,
(ii) the Common Stock is registered under the 1934 Act, and (iii) the 20-day average price ending on October 31 is $30, then Novirio shall pay (A) $100,000 in cash to CNRS, (B) $66,667 in cash and 1,111 shares of Common Stock to UABRF, and (C) $33,333 in cash and 2,222 shares of Common Stock to Emory.

      (d) For HIV disease indications, milestone payments shall be paid 25% to UABRF, 25% to Emory and 50% to CNRS (i.e., the $300,000 milestone payable upon submission of an IND shall be paid $75,000 to UABRF, $75,000 to Emory and $150,000 to CNRS) as follows: (i) all payments to CNRS shall be in cash; (ii) payments to UABRF shall be two-thirds (2/3) in cash and one-third (1/3) in Novirio Equity (as defined in Section 3.3(b) above); and (iii) payments to Emory shall be one-third (1/3) in cash and two-thirds (2/3) in Novirio Equity.

      3.4. Royalties, is amended in subparagraphs (e) and (f) as follows:

      (e) Notwithstanding the foregoing, Novirio may deduct from royalties otherwise owed under subsections (a) and (d) up to fifty percent (50%) of any royalties or other payments required to be paid for licenses under intellectual property rights of third parties and on a proportional basis with third parties in the event that the third parties' royalties or other payments are three percent (3%) or greater, provided, however, that in no event shall royalties payable to UABRF be less than three percent (3%) for Net Sales between 0 and 50 million dollars each year, or one and one-half percent (1-1/2%) for Net Sales in excess of 50 million dollars each year, except for Sublicense Royalties payable under subsection (d).

      (f) The royalties payable pursuant to subsection (a) and (d) shall be subject to the following minimum requirements: (i) in the first full calendar year following receipt of NDA approval in the United States (the "NDA Approval"), $100,000; (ii) in the second full calendar year following NDA Approval, $250,000; (iii) in the third full calendar year following NDA Approval, $500,000; (iv) in the fourth full calendar year following NDA Approval, $750,000; (v) in the fifth full calendar year following NDA Approval, $1,000,000; and (vi) during each full calendar year thereafter, the minimum requirement will decrease by $100,000, provided that the minimum requirement shall in no case be reduced to less than $250,000. If the sum of the royalties payable in any calendar quarter under subsections (a) and (d) are less than twenty-five percent (25%) of the applicable annual minimum level, Novirio shall, at the time of making the payment for such calendar quarter under subsection
(g), also pay to UABRF the difference between twenty-five percent (25%) of the applicable annual minimum level and the actual earned royalties for such calendar quarter. If the sum of the royalties paid in any calendar quarter under subsections (a) and (d) are greater than twenty-five percent (25%) of the applicable annual minimum level, the amount over such minimum level shall constitute a "Credit Pool", which shall be credited against future minimum payments for that year only under this subsection (f).

      3.6. Records; Audit. For a period not less than five (5) years after the relevant period, each Party shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to this Article 3. Each Party shall have the right, not more than once during any calendar year, to have the books and records of the other Party, including Novirio's sublicensees, audited by a qualified independent accounting firm of its choosing, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments hereunder and compliance by the other Party and its Affiliates and sublicensees with their obligations under this Agreement. Such audit shall be conducted upon at least ten (10) days' advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. If the audited Party has underpaid or overbilled an amount due under this Agreement by more than five percent (5%), the audited Party shall promptly pay or refund the appropriate amount to the other Party and shall also reimburse the other Party for the cost of such audit.

5. ARTICLE 4, INTELLECTUAL PROPERTY RIGHTS, IS AMENDED AS FOLLOWS:

      4.2. Infringement of Licensed Technology.

            (a) Novirio may take any and all actions, legal or otherwise, which are necessary to terminate infringements of any part of the Intellectual Property Rights, including without limitation obtaining damages, injunction and all other appropriate relief. UABRF (or Emory or CNRS) shall have the right to be kept informed of the status and progress of all actions instituted by Novirio pursuant to this Section 4.2(a). Novirio shall bear all the expenses of all actions which it initiates pursuant to this Section 4.2(a) (including without limitation attorneys' fees).

            (b) If Novirio does not institute an action within one hundred twenty (120) days after receiving notice from UABRF (or Emory or CNRS) of an infringement of any part of the Intellectual Property Rights, then UABRF (or Emory or CNRS) may institute an action with respect thereto. Novirio shall have the right to be kept informed of the status and progress of all such actions instituted by Novirio pursuant to this Section 4.2(b). UABRF (or Emory or CNRS) shall bear all the expenses of all actions which it initiates pursuant to this
Section 4.2(b) (including without limitation attorneys' fees).

            (c) Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to Sections 4.2(a) or (b) above shall be paid: (i) first, to the Party who initiates the suit as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; and (ii) the balance (if any) to the Party which initiated such action in accordance with Sections 4.2(a) or (b) hereof, for such Party's own use and benefit, provided however, if such Party is Novirio, such balance shall be treated as specified in Section 4.2(d) of this Agreement.

            (d) Notwithstanding Sections 4.2(a), (b) or (c) above, Novirio and UABRF (or Emory or CNRS) may agree to jointly institute an action in order to terminate infringements of any part of Intellectual Property Rights. Novirio shall bear all the expenses of all actions which they initiate pursuant to this
Section 4.2(d) (including without limitation attorneys' fees). Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to this Section 4.2(d) shall be paid: (i) to Novirio as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; and (ii) the balance shall be divided between the Parties, with Novirio receiving 75% of the balance and UABRF (or Emory or CNRS) receiving 25% of the balance.

6. ARTICLE 5, REPRESENTATIONS AND WARRANTIES, IS AMENDED AS FOLLOWS:

      The title of this Article 5 is amended to read: "Representations, Warranties, Damages, Indemnification, and Insurance."

            5.1 Representations and Warranties of UABRF is amended in subparagraph (b) as follows:


            (b) UABRF owns or is licensed to use the UABRF Intellectual Property Rights and Patent Rights and has the right to grant the rights granted to Novirio and its Affiliates herein. As of the date hereof, UABRF is not aware of any claims, threatened or pending, or any grounds for the assertion of any claim, that (i) the development of the Licensed Products as contemplated in this Agreement would infringe the proprietary rights of any third party, or (ii) UABRF does not have the right to use, license or sublicense the Intellectual Property Rights and Patent Rights for the development of Licensed Products as contemplated in this Agreement. Notwithstanding the above, ISIS Pharmaceuticals, through an exclusive license arrangement between ISIS Pharmaceuticals and CNRS relating to PCT/FR93/00498, has certain rights to some of the SATE prodrug claims in PCT/US96/00026 (published claims 3 and 9). Novirio understands that it will may need to obtain a license if it wishes to develop any products which are dependent on claims 3 and 9 of PCT/US96/00026.

      Add the new Paragraphs 5.4 to 5.8, as follows:

      5.4 No Liability. UABRF, Emory, and CNRS shall not be liable to Novirio or Novirio's customers, sublicensees or Affiliates for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or sold pursuant to this Agreement.

      5.5 Indemnification. Novirio shall defend, indemnify, and hold harmless the Indemnitees (defined as UABRF, Emory, and CNRS, and their officers, directors and employees, and their heirs, executors, administrators, and legal representatives) from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys' fees). Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by Novirio's manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents. Novirio's obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

      5.6 Agreement Not to Sue. To the extent that the rights have not already been licensed exclusively to another party, UABRF, Emory, and CNRS agree not to sue Novirio or its Affiliates or sublicensees for patent infringement for practicing a claim of a patent assigned or licensed from UABRF, Emory, or CNRS if practicing said claim is required to make, have made, use, import, offer for Sale, Sell or have Sold Licensed Products.

      5.7 Insurance. Without limiting Novirio's indemnity obligations under the preceding paragraph, Novirio, its Affiliates, and sublicensees shall maintain throughout the term of this Agreement and for ten (10) years thereafter a liability insurance policy which:

            i. insures Indemnitees for all claims, damages, and actions mentioned in Section 5.5, above;

            ii. includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

            iii. requires the insurance carrier to provide UABRF with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

            iv. provides Indemnitees product liability coverage in an amount no less than One Million Dollars ($1,000,000) per occurrence for bodily injury and. One Million Dollars ($1,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

      5.8 Notice of Claims. Novirio shall promptly notify UABRF of all claims involving the Indemnitees and will advise UABRF of the policy amounts that might be needed to defend and pay any such claims.

7. ARTICLE 7, TERM AND TERMINATION, IS AMENDED AS FOLLOWS:

      7.1. Term. This Agreement shall be effective as of the Effective Date. Unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 7, this Agreement shall continue in force until the expiration of all royalty and other payment obligations under
Article 3 hereof. In the event of termination, Novirio shall transfer and assign to UABRF all clinical and other data in Novirio's possession that relate to the performance of the Licensed Products, and all regulatory filings relating thereto.

8. ARTICLE 8, MISCELLANEOUS, IS AMENDED AS FOLLOWS:

      8.15. Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the Cayman Islands.

9. OTHER THAN AS EXPRESSLY PROVIDED FOR HEREIN, THE TERMS AND PROVISIONS OF THE LICENSE AGREEMENT REMAIN IN FULL FORCE AND EFFECT AND ARE UNAFFECTED HEREBY.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

NOVIRIO PHARMACEUTICALS LTD.             UAB RESEARCH FOUNDATION

/s/ B. Lucidi

By:    /s/ B. Lucidi                     By:    /s/ illegible
       -----------------------------            -----------------------------

Title: President and CEO                 Title: VP- UABRF
       -----------------------------            -----------------------------

Date:  December 4, 1998                  Date:  Dec. 4, 1998
       -----------------------------            -----------------------------

                           SECOND AMENDMENT AGREEMENT

THIS SECOND AMENDMENT AGREEMENT is made and entered into as of the 16 day of July 1999, by and between Novirio Pharmaceuticals Limited, a corporation organized under the laws of the Cayman Islands ("Novirio") and the UAB Research Foundation, a 501(c) not-for-profit charitable foundation, organized in the State of Alabama and having its principal place of business at 710 South 20P Street, Suite 1120-G, Birmingham, AL ("UABRF").

                                  INTRODUCTION

      1. Novirio and UABRF are parties to a certain License Agreement dated as of June 20, 1998, as amended by a First Amendment Agreement also dated as of June 20, 1998 (as amended, the "License Agreement"), pursuant to which, inter alia, UABRF has licensed certain rights to Novirio; and

      2. The parties hereto deem it advisable to effect certain modifications to the License Agreement as provided herein;

      NOW THEREFORE, for and in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. All references in the License Agreement to "Novirio Pharmaceuticals Ltd." are hereby deleted and replaced with "Novirio Pharmaceuticals Limited."

2. Exhibit A to the License Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached to this Second Amendment Agreement. The parties hereto agree that each of the patents and patent applications identified on the attached Exhibit A are deemed to be "Patent Rights" as such term in defined in the License Agreement.

3. Except as otherwise provided in the License Agreement, the parties hereto agree that no consideration is due and payable with respect to the amendments to the License Agreement effected hereby.

4. Other than as expressly provided for herein, the parties hereto agree that the terms and provisions of the License Agreement remain in full force and effect and are unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment Agreement to be executed in their respective name by a properly and duly authorized officer or representative as of the date first written above.

                                    NOVIRIO PHARMACEUTICALS LIMITED



                                    By: /s/ Bruno Lucidi
                                        ---------------------------------------
                                          Bruno Lucidi, President

                                    UAB RESEARCH FOUNDATION



                                    By: /s/ illegible
                                        ---------------------------------------
                                        Name:
                                        Title: UABRF - Vice President

                                    EXHIBIT A

                                  PATENT RIGHTS

     Serial No.                  Inventors                     Patent Title                    Date Filed
     ----------                  ---------                     ------------                    ----------
1. 08/612,965            Schinazi, Raymond F.         Nucloesides with Anti-Hepatitis B          7/29/97
                         Sommadossi, Jean-Pierre      Activity
                         Gosselin, Giles
                         Imbach, Jean-Louis

2. 08/829/748            Schinazi, Raymond F.         Nucloesides with Anti-Hepatitis B          3/12/97
                         Sommadossi, Jean-Pierre      Activity
                         Gosselin, Giles
                         Imbach, Jean-Louis
3. 09/112,898 CIPCON     Schinazi, Raymond F.         2' or 3'-Deoxy and                          7/9/98
   05/485,716 CIP        Sommadossi, Jean-Pierre      2'-Dideoxy-B-L-Pentafuranonucleoside
                         Gosselin, Giles              Compounds, Method of Preparation
                         Imbach, Jean-Louis           and Application in Therapy

                                                      especially as Anti-viral Agents

4. 60/107,116            Sommadossi, Jean-Pierre      B-L-(2' or 3')-Azido -                     11/5/98
                         Schinazi, Raymond F.         5-Fluorocytidine Nucleosides for
                                                      the Treatment of HBV Infection

5. 60/107,178            Gosselin, Giles              B-L-(2' or 3')-Azido -                     11/5/98
                         Imbach, Jean-Louis           5-Fluorocytidine Nucleosides for
                         Sommadossi, Jean-Pierre      the Treatment of HIV Infection
                         Schinazi, Raymond F.